Exhibit 99

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030
SANDERSON FARMS ANNOUNCES
RETIREMENT OF BOARD MEMBER ROWAN H. TAYLOR
LAUREL, Miss. (May 3, 2011) — Sanderson Farms, Inc. (NASDAQ: SAFM) today announced that Rowan H. Taylor has informed the Company that he will retire from the Company’s Board of Directors when his current term ends at the 2012 annual shareholders’ meeting.
     “Rowan Taylor joined Sanderson Farms’ Board of Directors in 1989 and is one of our longest serving members,” stated Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “He has been a valued advisor to Sanderson Farms for many years, and under his 23 years of leadership the company has experienced tremendous success and growth. Rowan knew the Company’s founders well, and embodied their spirit, principles and ethics in his leadership on our Board. We want to thank him for his service to Sanderson Farms and for his contributions to building long-term shareholder value. We will miss his good humor, keen business insight and the historical perspective he provided as a Board member. On a personal note, I will miss the wise counsel and advice he provided over the years and wish him a long and satisfying retirement.”
     Mr. Taylor previously served as Chairman of the Board and Chief Executive Officer of Mississippi Valley Title Insurance Company until his retirement in 1992. He also served as counsel to the Jackson, Mississippi law firm of Alston & Jones.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
-END-